FOR IMMEDIATE RELEASE

Ciena Announces Lawton W. Fitt as Independent Chair of Board of
Directors

HANOVER, Md. – December 12, 2024 – Ciena® Corporation (NYSE: CIEN) announced the appointment of Lawton W. Fitt as independent Chair of Ciena's Board of Directors, effective December 11, 2024. Concurrently, Patrick H. Nettles, Ph.D., stepped down as Executive Chair, in connection with his decision not to stand for re-election at the end of his term at Ciena’s 2025 Annual Meeting of Stockholders, at which time he will retire. Dr. Nettles will continue in his role as a member of Ciena’s Board of Directors until that time and provide support to Ms. Fitt in her transition.

Lawton W. Fitt brings significant professional experience as well as a deep familiarity with Ciena's strategy, business, and technology. She has served as a Director of Ciena since November 2000, and as chair of Ciena’s Audit Committee from October 2004 through the end of December 2024. From October 2002 to March 2005, Ms. Fitt served as Director of the Royal Academy of Arts in London. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994, and a managing director from 1996 to October 2002. Ms. Fitt holds a bachelor of arts degree from Brown University and a M.B.A. degree from the Darden School of Business at the University of Virginia. She also currently serves on the board of directors of The Carlyle Group, L.P. and The Progressive Corporation, and previously of Thomson Reuters.

Ciena President and CEO Gary Smith expressed his enthusiasm and confidence in the appointment of Ms. Fitt as Chair of the Board of Directors, stating: "Lawton is an exceptional leader with broad public company experience, an understanding of growing technology businesses, and a track record of driving growth and delivering shareholder value. As Chair, she will help further strengthen Ciena's leadership position in a rapidly evolving networking industry."

Joining Ciena in 1994 in its infancy, Dr. Nettles has served the Company with distinction for thirty years and played a leading role in the evolution and growth of the business into an industry leader. He has served as Ciena's Executive Chair of the Board of Directors since May 2001. From October 2000 to May 2001, Dr. Nettles was Chair of the Board of Directors and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000.

Smith also commented on Dr. Nettles' decision, stating, "Pat played an instrumental role in laying the foundation of the company during our formative years, and further helped establish Ciena as a global industry leader. He will leave a lasting impact on the company and the industry at-large, and we are extremely grateful for his many contributions."
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About Ciena
Ciena (NYSE: CIEN) is a global leader in networking systems, services, and software. We build the most adaptive networks in the industry, enabling customers to anticipate and meet ever-increasing digital demands. For three-plus decades, Ciena has brought our humanity to our relentless pursuit of innovation. Prioritizing collaborative relationships with our customers, partners, and communities, we create flexible, open, and sustainable networks that better serve all users—today and into the future. For updates on Ciena, follow us on LinkedIn, Twitter, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information, and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual and quarterly reports filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.